April 1, 2008


Advanced ID to Supply 2 million RFID Chips to Mesnac in China

Mesnac lobbying for RFID to be used in all Chinese tyres

Advanced ID, a leading supplier of RFID systems to the tyre industry, is to supply millions of RFID chips to Mesnac through its Pneu-Logic division. Mesnac, a leading Chinese tyre production equipment and software maker yesterday signed a memorandum of understanding to buy a minimum of 2 million chips. The agreement also includes a quantity of RFID readers. Tyres & Accessories understands that Qingdao-based Mesnac is already working through a stock of 100,000 chips bought for use in a "range of testing purposes." No details of the financial terms have been disclosed.

The deal is something of a coup for the Swadlincote, UK-based Pneu-Logic for two reasons: Firstly the scale of the deal ensures that there is a bright future for RFID use in tyre production, with signs that take-up could increase rapidly and substantially; and secondly because Mesnac is already applying the technology in both truck/bus tyres and passenger car products.

Yuan Zhongxhue, the chairman of the board at Mesnac, explained that the concept at this stage is to tag the tyres throughout the production process, with a view to uploading tyre data to a central and even web-based system. The UHF RFID technology is intended to establish a new level of transparency in tyre production and throughout the whole tyre life, which is key improving perceptions of the reliability and traceability of Chinese-produced tyres.

Asked how long he thinks it will take for RFID to filter throughout the 300 million tyre Chinese market, Mr Yuan told T&A: "The projection is it shouldn't take too long to filter through. In the Chinese philosophy when [one] decides something, you just do it." The first stage of what Mesnac hopes will soon be a nation-wide roll out already underway trials. The crucial next stage is a national standardization programme.

In a market as large and diverse as the Chinese tyre business, this could be seen as something of a challenge. However, Mr Yuan's decision to go down the RFID route carries a fair bit of weight in the Chinese market. In addition to being chairman of the board at Mesnac, Yuan Zhongxue is also a director of the Shandong Province Technical Center of Rubber Industry and Qingdao Municipal Major Laboratory of Industrial Information Technology.

Even more importantly, from a lobbying perspective, the Mesnac chairman has a close working relationship with China Rubber Industry Association
(CRIA) president, Ju Hong Zhen. Speaking to T&A, Mr Ju explained that the CRIA is in the process of determining the relevant RFID requirements in China, adding that the industry's interest in this area demonstrates the attention it is giving to improving the quality of and confidence in Chinese produced tyres.

Chinese manufacturer to RFID-tag car tyres too

In March Pneu-Logic sold a five-digit quantity of chips to an as-yet unnamed European tyre manufacturer for evaluation purposes for three-month long commercial vehicle tyre trials in Germany, Italy and the UK. It is understood that most of the leading manufacturers in Europe are in or approaching similar positions, but the logic here had previously been that RFID would be most useful for truck casing tracking in the retreading process.

The Mesnac deal sees movement within the Chinese industry to include RFID tags virtually across the board, and specifically including passenger car products. In order to demonstrate this the Mesnac stand at the China International Rubber & Tyre Industry (Qingdao) Exhibition featured a car tyre and a 4x4 tyre with up to six RFID tags built in. Pneu-Logic managing director Laren Yeomans, explained that this was for demonstration purposes only and, when it comes to mass production, only one chip will be used in each tyre.

Teamwork

Qingdao Mesnac Co., Ltd. was established in 2000, but in this short time the company has developed key relationships with organisations both at home and internationally. At home Mesnac is involved with a postdoctoral research programme that sees the company join hands with CRIA and the Shandong Rubber Industry Association in the establishment of the Qingdao Rubber and Tire Engineering College.

In addition, Mesnac has established a number of international cooperation agreements in order to keep up with worldwide technological advances. According to company literature, the Chinese manufacturing systems supplier has cooperated with Matador Machinery and Konstrukta in Slovakia and US-based Farrel in relation to the development of informatization equipment and technology of radial tyres. Furthermore the Mesnac brochure reports that it has strategic partnerships with world-renowned suppliers such as Siemens, Rockwell and Mitsubishi on the subject of industrial automation production.

Mesnac's relationships with Slovakian companies Matador and Konstrukta are well established and have been going for some time. Both deals agreements were formalized in November 2002, with the Chinese company cooperating with Konstrukta in the production of a 15-70 degree steel ply cutting machine and inner-liner extrusion line. By March 2003 the company was working with Matador on an all-steel, three-drum, radial tyre building machine. By May 2004 this particularly cooperation had expanded to include the establishment of an international technical centre and the manufacture of hydraulic curing machines and radial passenger tyre building machines with Matador. The Matador-Mesnac Technical Centre was opened at the same time, in parallel with the Shandong Rubber & Tyre Technical Centre.